Exhibit 99.1

Clean Energy Reports 104.6 Million Gallons Delivered and Revenue of $91.9 Million for the Fourth Quarter of 2021

NEWPORT BEACH, Calif. — (BUSINESS WIRE) — February 24, 2022 — Clean Energy Fuels Corp. (NASDAQ: CLNE) (“Clean Energy” or the “Company”) today announced its operating results for the fourth quarter of 2021.

Andrew J. Littlefair, Clean Energy’s President and Chief Executive Officer, stated “Our fuel volumes continue to increase because of higher demand for RNG by Amazon, large transit customers like New York City Metro and Los Angeles County Metro, and other customers. Not only is RNG a clean, renewable fuel, it’s incredibly practical for heavy-duty vehicles which is driving demand. As we explained in detail during our RNG Day presentation on January 26, our nation-wide distribution business is extremely important in providing the infrastructure and access necessary to deliver and monetize RNG.  Despite the lingering effects of the pandemic, 2021 turned out to be strategically one of the best years for the company as we expanded into RNG development and supply, signed on a very important customer in Amazon and continued to lead the overall shift into clean transportation.”

The Company delivered 104.6 million gallons in the fourth quarter of 2021, a 9% increase from 96.0 million in the fourth quarter of 2020. This increase was principally from continued growth in Refuse, Amazon and increased RNG deliveries into transit customers. Renewable natural gas (“RNG”) delivered was 44.9 million gallons in the fourth quarter of 2021, a 9% increase compared to the fourth quarter of 2020.

The Company’s revenue for the fourth quarter of 2021 was $91.9 million, an increase of 22.6% compared to $75.0 million for the fourth quarter of 2020. Revenue for the fourth quarter of 2021 included non-cash stock-based sales incentive contra-revenue charges (“Amazon warrant charges”) related to the warrant issued to Amazon.com NV Investment Holdings LLC (the “Amazon Warrant”) of $3.4 million. Revenue for the fourth quarter of 2021 also included an unrealized loss of $1.3 million on commodity swap and customer fueling contracts relating to the Company’s Zero Now truck financing program, compared to an unrealized loss of $1.9 million in the fourth quarter of 2020. Excluding the effects of the Amazon warrant charges and the commodity swap and customer fueling contracts unrealized losses, revenue for the fourth quarter of 2021 increased by 25.7% to $96.6 million compared to $76.8 million for the fourth quarter of 2020. This increase in revenue was principally due to higher RIN and natural gas prices, a favorable fuel price mix, which is based on the variation of fuel types and locations where we deliver fuel, and an increase in the number of gallons delivered, partially offset by a reduction in station construction revenue, related principally to delays in construction activities associated with the pandemic.

The Company’s revenue for the year ended December 31, 2021 was $255.6 million, a decrease of 12.4% compared to $291.7 million for the year ended December 31, 2020. Revenue for the year ended December 31, 2021 included Amazon warrant charges of $83.6 million. Revenue for the year ended December 31, 2021 also included an unrealized loss of $3.5 million on commodity swap and customer fueling contracts relating to the Company’s Zero Now truck financing program, compared to an unrealized gain of $2.1 million for the year ended December 31, 2020. Excluding the effects of the Amazon warrant charges and the commodity swap and customer fueling contracts unrealized gains and losses, revenue for the year ended December 31, 2021 increased by 18.4% to $342.8 million compared to $289.6 million for the year ended December 31, 2020. This increase in revenue was principally due to higher RIN and natural gas prices, a favorable fuel price mix, which is based on the variation of fuel types and locations where we deliver fuel, and an increase in the number of gallons delivered, partially offset by a reduction in station construction revenue, related principally to delays in construction activities in the second half of 2021 associated with the pandemic.

On a GAAP (as defined below) basis, net loss attributable to Clean Energy for the fourth quarter of 2021 was $(2.4) million, or $(0.01) per share, compared to $(2.6) million, or $(0.01) per share, for the fourth quarter of 2020. Compared to the fourth quarter of 2020, the fourth quarter of 2021 was negatively affected by the Amazon warrant charges.

On a GAAP basis, net loss attributable to Clean Energy for the year ended December 31, 2021, was $(93.1) million, or $(0.44) per share, compared to $(9.9) million, or $(0.05) per share, for the year ended December 31, 2020. The year ended December 31, 2021 was negatively affected by the Amazon warrant charges and the unrealized loss on commodity swap and customer fueling contracts, partially offset by gains from sale of natural gas commodity inventory at favorable market prices, while the comparable 2020 period was positively affected by the unrealized gain on commodity swap and customer fueling contracts.

Non-GAAP income per share and Adjusted EBITDA (each as defined below) for the fourth quarter of 2021 was $0.03 and $18.0 million, respectively. Non-GAAP loss per share and Adjusted EBITDA for the fourth quarter of 2020 was $(0.00) and $13.6 million, respectively.

Non-GAAP income per share and Adjusted EBITDA for the year ended December 31, 2021 was $0.04 and $57.0 million, respectively. Non-GAAP loss per share and Adjusted EBITDA for the year ended December 31, 2020 was $(0.04) and $45.1 million, respectively.

Non-GAAP income (loss) per share and Adjusted EBITDA are described below and reconciled to GAAP net income (loss) per share attributable to Clean Energy and GAAP net income (loss) attributable to Clean Energy, respectively.

Non-GAAP Financial Measures

To supplement the Company’s unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses non-GAAP financial measures that it calls non-GAAP income (loss) per share (“non-GAAP income (loss) per share”) and adjusted EBITDA (“Adjusted EBITDA”). Management presents non-GAAP income (loss) per share and Adjusted EBITDA because it believes these measures provide meaningful supplemental information about the Company’s performance, for the following reasons: (1) these measures allow for greater transparency with respect to key metrics used by management to assess the Company’s operating performance and make financial and operational decisions; (2) these measures exclude the effect of items that management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) these measures are used by institutional investors and the analyst community to help analyze the Company’s business. In future quarters, the Company may adjust for other expenditures, charges or gains to present non-GAAP financial measures that the Company’s management believes are indicative of the Company’s core operating performance.

Non-GAAP financial measures are limited as an analytical tool and should not be considered in isolation from, or as a substitute for, the Company’s GAAP results. The Company expects to continue reporting non-GAAP financial measures, adjusting for the items described below (and/or other items that may arise in the future as the Company’s management deems appropriate), and the Company expects to continue to incur expenses, charges or gains like the non-GAAP adjustments described below. Accordingly, unless expressly stated otherwise, the exclusion of these and other similar items in the presentation of non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent, or non-recurring. Non-GAAP income (loss) per share and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to GAAP income (loss), GAAP income (loss) per share or any other GAAP measure as an indicator of operating performance. Moreover, because not all companies use identical measures and calculations, the Company’s presentation of non-GAAP income (loss) per share and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

Non-GAAP Income (Loss) Per Share

Non-GAAP income (loss) per share, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy Fuels Corp., plus Amazon warrant charges, plus stock-based compensation expense, plus (minus) loss (income) from the SAFE&CEC S.r.l. equity method investment, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments, the total of which is divided by the Company’s weighted-average common shares outstanding on a diluted basis. The Company’s management believes excluding non-cash expenses related to the Amazon warrant charges provides useful information to investors regarding the Company’s performance because the Amazon warrant charges are measured based upon a fair value determined using a variety of assumptions and estimates, and the Amazon warrant charges do not impact the Company’s operating cash flows related to the delivery and sale of vehicle fuel to its customer. The Company’s management believes excluding non-cash expenses related to stock-based compensation provides useful information to investors regarding the Company’s performance because of the varying available valuation methodologies, the volatility of the expense (which depends on market forces outside of management’s control), the subjectivity of the assumptions and the variety of award types that a company can use, which may obscure trends in a company’s core operating performance. Similarly, the Company believes excluding the non-cash results from the SAFE&CEC S.r.l. equity method investment is useful to investors because these charges are not part of or representative of the core operations of the Company. In addition, the Company’s management believes excluding the non-cash loss (gain) from changes in the fair value of derivative instruments is useful to investors because the valuation of the derivative instruments is based on a number of subjective assumptions, the amount of the loss or gain is derived from market forces outside of management’s control, and the exclusion of these amounts enables investors to compare the Company’s performance with other companies that do not use, or use different forms of, derivative instruments.

The table below shows GAAP and non-GAAP income (loss) attributable to Clean Energy per share and also reconciles GAAP net income (loss) attributable to Clean Energy to the non-GAAP net income (loss) attributable to Clean Energy figure used in the calculation of non-GAAP income (loss) per share:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except share and per share data)	2020	2021	2020	2021
Net loss attributable to Clean Energy Fuels Corp.	$(2,561)	$(2,376)	$(9,864)	$(93,146)
Amazon warrant charges	-	3,404	-	83,641
Stock-based compensation	435	4,772	2,957	14,994
Loss (income) from SAFE&CEC S.r.l. equity method investment	(226)	(620)	222	(598)
Loss (gain) from change in fair value of derivative instruments	1,880	1,250	(2,175)	3,490
Non-GAAP net income (loss) attributable to Clean Energy Fuels Corp.	$(472)	$6,430	$(8,860)	$8,381
Diluted weighted-average common shares outstanding	198,230,811	226,660,312	200,657,912	217,401,748
GAAP loss attributable to Clean Energy Fuels Corp. per share	$(0.01)	$(0.01)	$(0.05)	$(0.44)
Non-GAAP income (loss) attributable to Clean Energy Fuels Corp. per share	$-	$0.03	$(0.04)	$0.04

Adjusted EBITDA

Adjusted EBITDA, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy, plus (minus) income tax expense (benefit), plus interest expense, minus interest income, plus depreciation and amortization expense, plus Amazon warrant charges, plus stock-based compensation expense, plus (minus) loss (income) from the SAFE&CEC equity method investment, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments. The Company’s management believes Adjusted EBITDA provides useful information to investors regarding the Company’s performance for the same reasons discussed above with respect to non-GAAP income (loss) per share. In addition, management internally uses Adjusted EBITDA to determine elements of executive and employee compensation.

The table below shows Adjusted EBITDA and also reconciles this figure to GAAP net income (loss) attributable to Clean Energy:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2020	2021	2020	2021
Net loss attributable to Clean Energy Fuels Corp.	$(2,561)	$(2,376)	$(9,864)	$(93,146)
Income tax expense	74	(80)	309	119
Interest expense	2,288	954	7,348	4,430
Interest income	(264)	(254)	(1,345)	(1,082)
Depreciation and amortization	11,964	10,976	47,682	45,184
Amazon warrant charges	-	3,404	-	83,641
Stock-based compensation	435	4,772	2,957	14,994
Loss (income) from SAFE&CEC S.r.l. equity method investment	(226)	(620)	222	(598)
Loss (gain) from change in fair value of derivative instruments	1,880	1,250	(2,175)	3,490
Adjusted EBITDA	$13,590	$18,026	$45,134	$57,032

Definition of “Gallons Delivered”

The Company defines “gallons delivered” as its gallons sold as compressed natural gas (“CNG”) and liquefied natural gas (“LNG”), along with its gallons associated with providing operations and maintenance services, in each case delivered to its customers in the applicable period, plus the Company’s proportionate share of gallons delivered by joint ventures in the applicable period. RNG sold as vehicle fuel is included in the CNG or LNG amounts as applicable based on the form in which it was sold.

	Three Months Ended		Year Ended
	December 31,		December 31,
Gallons of RNG delivered (in millions)	2020	2021	2020	2021
CNG	34.1	39.3	124.4	146.0
LNG	7.1	5.6	28.9	21.0
Total	41.2	44.9	153.3	167.0

The table below shows gallons delivered for the three months and years ended December 31, 2020 and 2021:

	Three Months Ended		Year Ended
	December 31,		December 31,
Gallons Delivered (in millions)	2020	2021	2020	2021
CNG	81.2	90.7	321.0	347.4
LNG	14.8	13.9	61.5	55.2
Total	96.0	104.6	382.5	402.6

Sources of Revenue

The following table shows the Company's sources of revenue for the three months and years ended December 31, 2020 and 2021:

	Three Months Ended		Year Ended
	December 31,		December 31,
Revenue (in millions)	2020	2021	2020	2021
Volume-related (1) (2)	$62.9	$83.0	$245.3	$218.5
Station construction sales	7.1	3.2	26.6	16.4
AFTC	5.0	5.7	19.8	20.7
Total revenue	$75.0	$91.9	$291.7	$255.6

(1)	For the three months and year ended December 31, 2021, volume-related revenue includes an unrealized (loss) from the change in fair value of commodity swap and customer fueling contracts of $(1.3) million and $(3.5) million, respectively. For the three months and year ended December 31, 2020, volume-related revenue includes an unrealized gain (loss) from the change in fair value of commodity swap and customer fueling contracts of $(1.9) million and $2.1 million, respectively.
(2)	Includes $3.4 million and $83.6 million of Amazon warrant contra-revenue charges for the three months and year ended December 31, 2021, respectively.

2022 Outlook

GAAP net loss for 2022 is expected to be approximately ($57) million, assuming no unrealized gains or losses on commodity swap and customer contracts relating to the Company’s Zero Now truck financing program, and including Amazon warrant charges estimated to be $44 million. Changes in diesel and natural gas market conditions resulting in unrealized gains or losses on the Company’s commodity swap and customer contracts relating to the Company’s Zero Now truck financing program, and significant variations in the vesting by Amazon of the Amazon warrants could significantly affect the Company’s estimated GAAP net loss for 2022. Adjusted EBITDA for 2022 is estimated to be $65 million. These expectations exclude the impact of any acquisitions, divestitures, new joint ventures, transactions or other extraordinary events including a deterioration in, slower or lack of any recovery from the COVID-19 pandemic. Additionally, the expectations regarding 2022 Adjusted EBITDA assumes the calculation of this non-GAAP financial measure in the same manner as described above and adding back the estimated Amazon warrant charges described above and without adjustments for any other items that may arise during 2022 that management deems appropriate to exclude. These expectations are forward-looking statements and are qualified by the statement under “Safe Harbor Statement” below.

(in thousands)	2022 Outlook
GAAP Net income (loss) attributable to Clean Energy Fuels Corp.	$(57,000)
Income tax expense (benefit)	-0-
Interest expense	9,400
Interest income	(1,050)
Depreciation and amortization	49,000
Stock-based compensation	20,350
Loss (income) from SAFE&CEC S.r.l. equity method investment	-0-
Loss (gain) from change in fair value of derivative instruments	-0-
Amazon warrant charges	44,300
Adjusted EBITDA	$65,000

Today’s Conference Call

The Company will host an investor conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific). Investors interested in participating in the live call can dial 1.844.826.3033 from the U.S. and international callers can dial 1.412.317.5185. A telephone replay will be available approximately two hours after the call concludes through Thursday, March 24, 2022 by dialing 1.844.512.2921 from the U.S., or 1.412.317.6671 from international locations, and entering Replay Pin Number 10163651. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be available for replay for 30 days.

About Clean Energy Fuels Corp.

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (RNG), a sustainable fuel derived from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada. Visit www.cleanenergyfuels.com and follow @CE_NatGas on Twitter.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about, among other things, our fiscal 2022 outlook, our volume growth, customer expansion, production sources, joint ventures, and the benefits of our fuels.

Forward-looking statements are statements other than historical facts and relate to future events or circumstances or the Company’s future performance, and they are based on the Company’s current assumptions, expectations and beliefs concerning future developments and their potential effect on the Company and its business. As a result, actual results, performance or achievements and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of many factors including, among others: the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our operations, liquidity and financial condition; the willingness of fleets and other consumers to adopt natural gas as a vehicle fuel, and the rate and level of any such adoption; the Company’s ability to capture a substantial share of the market for alternative vehicle fuels and vehicle fuels generally and otherwise compete successfully in these markets; the potential adoption of government policies or programs or increased publicity or popular sentiment in favor of other vehicle fuels; the market’s perception of the benefits of RNG and conventional natural gas relative to other alternative vehicle fuels; natural gas vehicle and engine cost, fuel usage, availability, quality, safety, convenience, design, performance and residual value, as well as operator perception with respect to these factors, in general and in the Company’s key customer markets, including heavy-duty trucking; the Company’s ability to manage and grow its RNG business, including its ability to procure adequate supplies of RNG and generate revenues from sales of such RNG; the Company and its suppliers’ ability to successfully develop and operate projects and produce expected volumes of RNG; the potential commercial viability of livestock waste and dairy farm projects to produce RNG; the Company’s history of net losses and the possibility the Company incurs additional net losses in the future; the Company’s and its partners’ ability to acquire, finance, construct and develop other commercial projects; the Company’s ability to invest in hydrogen stations or modify its fueling stations to reform its RNG to fuel hydrogen and electric vehicles; the Company’s ability to realize the expected benefits from the commercial arrangement with Amazon and related transactions; future supply, demand, use and prices of crude oil, gasoline, diesel, natural gas, and other vehicle fuels, including overall levels of and volatility in these factors; changes in the competitive environment in which we operate, including potentially increasing competition in the market for vehicle fuels generally; the Company’s ability to manage and grow its business of transporting and selling CNG for non-vehicle purposes via virtual natural gas pipelines and interconnects, as well as its station design and construction activities; construction, permitting and other factors that could cause delays or other problems at station construction projects; the Company’s ability to execute and realize the intended benefits of any acquisitions, divestitures, investments or other strategic relationships or transactions; future availability of and our access to additional capital, which may include debt or equity financing, in the amounts and at the times needed to fund growth in the Company’s business and the repayment of its debt obligations (whether at or before their due dates) or other expenditures, as well as the terms and other effects of any such capital raising transaction; the Company’s ability to generate sufficient cash flows to repay its debt obligations as they come due; the availability of environmental, tax and other government regulations, programs and incentives that promote natural gas, such as AFTC, or other alternatives as a vehicle fuel, including long-standing support for gasoline- and diesel-powered vehicles and growing support for electric and hydrogen-powered vehicles that could result in programs or incentives that favor these or other vehicles or vehicle fuels over natural gas; the Company’s ability to comply with various registration and regulatory requirements related to its RNG projects; the effect of, or potential for changes to greenhouse gas emissions requirements or other environmental regulations applicable to vehicles powered by gasoline, diesel, natural gas or other vehicle fuels and crude oil and natural gas fueling, drilling, production, transportation or use; the Company’s ability to manage the safety and environmental risks inherent in its operations; the Company’s compliance with all applicable government regulations; the impact of the foregoing on the trading price of the Company’s common stock; and general political, regulatory, economic and market conditions.

The forward-looking statements made in this press release speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. The Company’s periodic reports filed with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K for the year ended December 31, 2021 that the Company expects to file with the Securities and Exchange Commission on February 24, 2022, contain additional information about these and other risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release, and such risk factors may be amended, supplemented or superseded from time to time by other reports the Company files with the Securities and Exchange Commission.

Investor Contact:

investors@cleanenergyfuels.com

News Media Contact:

Raleigh Gerber

Director of Corporate Communications

949.437.1397

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2020	2021
Assets
Current assets:
Cash and cash equivalents	$108,977	$99,448
Short-term investments	29,528	129,722
Accounts receivable, net of allowance of $1,335 and $1,205 as of December 31, 2020 and 2021, respectively	61,784	87,433
Other receivables	23,655	24,447
Inventory	28,100	31,302
Prepaid expenses and other current assets	9,404	37,584
Derivative assets, related party	1,591	—
Total current assets	263,039	409,936
Operating lease right-of-use assets	25,967	42,537
Land, property and equipment, net	290,911	261,761
Restricted cash	11,000	7,008
Notes receivable and other long-term assets, net	27,299	56,189
Long-term portion of derivative assets, related party	4,057	—
Investments in other entities	27,962	109,811
Goodwill	64,328	64,328
Intangible assets, net	464	5,500
Total assets	$715,027	$957,070
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$3,592	$12,845
Current portion of finance lease obligations	840	846
Current portion of operating lease obligations	2,822	3,551
Accounts payable	17,310	24,352
Accrued liabilities	52,637	75,159
Deferred revenue	2,642	7,251
Derivative liabilities, related party	—	1,900
Total current liabilities	79,843	125,904
Long-term portion of debt	82,088	23,215
Long-term portion of finance lease obligations	2,552	2,427
Long-term portion of operating lease obligations	23,698	39,431
Long-term portion of derivative liabilities, related party	—	2,483
Other long-term liabilities	3,996	8,199
Total liabilities	192,177	201,659
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value. 304,000,000 and 454,000,000 shares authorized; 198,491,204 shares and 222,684,923 shares issued and outstanding as of December 31, 2020 and 2021, respectively	20	22
Additional paid-in capital	1,191,791	1,519,918
Accumulated deficit	(678,096)	(771,242)
Accumulated other comprehensive loss	(209)	(1,622)
Total Clean Energy Fuels Corp. stockholders’ equity	513,506	747,076
Noncontrolling interest in subsidiary	9,344	8,335
Total stockholders’ equity	522,850	755,411
Total liabilities and stockholders’ equity	$715,027	$957,070

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data; Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2021	2020	2021
Revenue:
Product revenue	$65,516	$80,052	$251,954	$213,133
Service revenue	9,442	11,876	39,770	42,513
Total revenue	74,958	91,928	291,724	255,646
Operating expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below):
Product cost of sales	43,211	55,244	161,705	189,600
Service cost of sales	5,425	7,247	23,705	26,004
Change in fair value of derivative warrants	—	—	(40)	—
Selling, general and administrative	16,726	24,556	68,516	89,906
Depreciation and amortization	11,964	10,976	47,682	45,184
Total operating expenses	77,326	98,023	301,568	350,694
Operating loss	(2,368)	(6,095)	(9,844)	(95,048)
Interest expense	(2,288)	(954)	(7,348)	(4,430)
Interest income	264	254	1,345	1,082
Other income, net	(180)	(1)	3,025	905
Loss from equity method investments	207	230	(161)	(430)
Gain from sale of certain assets of subsidiary	887	3,885	1,063	3,885
Gain from formation of equity method investment	700	—	700	—
Loss before income taxes	(2,778)	(2,681)	(11,220)	(94,036)
Income tax expense	(74)	80	(309)	(119)
Net loss	(2,852)	(2,601)	(11,529)	(94,155)
Loss attributable to noncontrolling interest	291	225	1,665	1,009
Net loss attributable to Clean Energy Fuels Corp.	$(2,561)	$(2,376)	$(9,864)	$(93,146)
Net loss attributable to Clean Energy Fuels Corp. per share:
Basic and diluted	$(0.01)	$(0.01)	$(0.05)	$(0.44)
Diluted	$(0.01)	$(0.01)	$(0.05)	$(0.44)
Weighted-average common shares outstanding:
Basic and diluted	198,230,811	223,050,879	200,657,912	213,118,694
Diluted	198,230,811	223,050,879	200,657,912	213,118,694